Exhibit 99.1

For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Inc.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / lelliott@DennardLascar.com
Dennard-Lascar Associates: 713-529-6600

Gastar Exploration Announces Agreement
to Sell Non-Core Assets in Oklahoma
HOUSTON, May 6, 2015 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar”) announced today that it has entered into a purchase and sale agreement to sell certain non-core assets in Oklahoma to an undisclosed private third party for approximately $46.2 million, subject to certain adjustments and customary closing conditions. The transaction is expected to close on or before June 22, 2015, with a property sale effective date of April 1, 2015.
“We are pleased to announce another sale of non-core acreage in Oklahoma at an attractive valuation,” said J. Russell Porter, Gastar’s President and CEO. “The sale of these assets will allow us to continue focusing on our Hunton Limestone exploration and development programs in our core Oklahoma acreage within and around our West Edmond Hunton Lime Unit (“WEHLU”) and AMI joint venture area while retaining a substantial acreage position with Stack Play potential. Following the completion of this transaction, in our Mid-Continent area we will have approximately 103,600 net acres with Hunton Limestone Oil Play reserves or potential, approximately 41,500 net acres with Meramec Shale/Mississippi Lime potential and 44,200 net acres with Woodford Shale potential.”
“We currently believe we will have ample liquidity to support our capital expenditure plans for the remainder of 2015, and the proceeds from this sale will further enhance our liquidity and our financial flexibility regarding future capital activities.”
The assets to be sold include approximately 29,300 gross (19,000 net) acres in Kingfisher County, Oklahoma. For the most recent three months ended March 31, 2015, net production from the associated acreage averaged approximately 170 barrels of oil equivalent (“Boe”) per day from 38 gross (16.7 net) wells, of which 57% was natural gas. At December 31, 2014, proved reserves attributable to the acreage was 379,000 Boe, of which 63% was natural gas.

The closing of the proposed property sale is subject to the satisfaction of customary closing conditions. Proceeds from the transaction will initially be used to reduce Gastar’s outstanding balance under its revolving credit facility and other general corporate purposes including a possible initial operated test of the Meramec Shale potential on a portion of its holdings later in 2015.
About Gastar Exploration
Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. In Oklahoma, Gastar is developing the primarily oil-bearing reservoirs of the Hunton Limestone horizontal oil play and expects to test other prospective formations on the same acreage, including the Woodford Shale and the Meramec Shale (Mississippi Lime), which Gastar refers to as the Stack Play. In West Virginia, Gastar is developing liquids-rich natural gas in the Marcellus Shale and has drilled and completed its first successful dry gas Utica Shale/Point Pleasant well on its acreage. For more information, visit Gastar's website at www.gastar.com.
Forward Looking Statements
This news release also includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks regarding our ability to meet financial covenants under our indenture or credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to realize the anticipated benefits from acquired assets; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value. Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production. Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.

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